AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            PRODEO TECHNOLOGIES, INC.


                                    * * * * *

     1. The name of the corporation is Prodeo Technologies, Inc.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is: Fifty-Five Million (55,000,000) of which stock Fifty Million (50,000,000) shares of the par value of No Dollars and 50/100th Cents ($.005), shall be Common Stock and of which Five Million (5,000,000) shares of the par value of No Dollars and One Cents ($0.01) shall be Preferred Stock.

     5. The board of directors is authorized, subject to limitations prescribed by law and this Amended and Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, voting powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions.

     6. The  authority of the board of directors  with respect to each series of
Preferred  Stock  shall  include,  without  limitation,   determination  of  the
following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
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          (c) Whether that series shall have voting  rights,  in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

          (e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) Any other relative rights, preferences and limitations of that series.

     7. The Corporation is to have perpetual existence.

     8. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     To make, alter or repeal the bylaws of the Corporation.

     9. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.